EXHIBIT 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT:
Pamela Marsh (626) 535-8465 Meg Wade (626) 535-5905
INDYMAC BANCORP ANNOUNCES RECORD QUARTERLY EPS OF $1.26, UP 40 PERCENT
— Board of Directors Increases Quarterly Cash Dividend 25 Percent to $0.40 —
PASADENA, Calif. – July 28, 2005 – IndyMac Bancorp, Inc. (NYSE: NDE) (“IndyMac” or the “Company”), the holding company for IndyMac Bank® F.S.B., today reported record net earnings of $83.1 million, or $1.26 per share for the second quarter of 2005, compared with pro forma net earnings of $54.6 million, or $0.90 per share in the second quarter of 2004. On a GAAP basis, IndyMac earned $23.0 million, or $0.38 per share, during the second quarter of 2004.
The difference between the pro forma and GAAP earnings during 2004 was related to the implementation of SEC Staff Accounting Bulletin (“SAB”) No. 105, which became effective April 1, 2004. Pro forma earnings were provided to allow investors to evaluate IndyMac’s results on an accounting basis comparable to its historical performance.
IndyMac has also filed its Form 10-Q for the second quarter with the Securities and Exchange Commission. The Form 10-Q is available on IndyMac’s Website at www.indymacbank.com.
Quarterly Cash Dividend
Based on IndyMac’s strong operating performance and financial position, including earnings, capital and liquidity, and its commitment to shareholder value, IndyMac’s Board of Directors declared a cash dividend of $0.40 per share, up 25 percent from the dividend declared and paid in the third quarter last year, representing IndyMac’s ninth consecutive increase in the quarterly dividend. The cash dividend is payable September 8, 2005 to shareholders of record on August 11, 2005.
Highlights of the Second Quarter of 2005 Compared with Second Quarter 2004 Pro forma
•	Record revenues of $288.7 million, up 45 percent.
•	Record earnings of $83.1 million, up 52 percent.
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•	Record EPS of $1.26, up 40 percent.

•	Record ROE of 25 percent, up 30 percent.

•	Record total assets of $19.4 billion, up 25 percent compared with total assets at June 30, 2004.

•	Record mortgage loan production of $14.2 billion, up 51 percent.

•	IndyMac’s mortgage market share of 1.82 percent is up approximately 56 percent based on the Mortgage Bankers Association (MBA) July 12, 2005, Mortgage Finance Forecast.

•	IndyMac’s record pipeline of mortgage loans in process totaled $8.3 billion at June 30, 2005, up 60 percent year over year.

•	IndyMac’s portfolio of loans serviced for others increased 84 percent year over year to $63.7 billion at June 30, 2005.

•	Strong credit performance metrics with non-performing assets down 35 percent year over year and representing a low 0.38 percent of total assets compared with 0.73 percent of total assets at June 30, 2004.

•	Efficiency ratio of 52 percent and operating expenses to loan production of 1.02 percent reflects an improvement from 54 percent and 1.11 percent, respectively.
“The second quarter represented another outstanding quarter for IndyMac with production, assets, revenues, EPS and pipeline all at record levels,” said Michael W. Perry, Chairman and Chief Executive Officer of IndyMac Bancorp, Inc. “We had solid execution in our origination and portfolio businesses and we note that our continued diligent focus on interest rate risk management played a significant role during the quarter.”
“During the quarter, the yield curve flattened significantly as long-term interest rates declined approximately 60 basis points while short-term rates rose 50 basis points. The execution of IndyMac’s hedge strategy, which includes micro hedges on servicing related assets and the mortgage loan pipeline, and duration matching on the balance sheet portfolios, worked well during the current volatile interest rate environment. In particular, the servicing hedge almost perfectly offset the $102 million of valuation write downs on servicing related assets due to increased prepayment expectations as a result of the decline in long term rates. While the flatter yield curve resulted in a lower net interest margin of 2.08 percent, the trade-off was higher loan production volumes and as a result, earnings exceeded our forecast. This demonstrates the balance of our hybrid model and its ability to produce strong results in
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varying interest rate environments,” continued Perry. “In addition to interest rate risk management, the credit risk in our balance sheet is at an all time low primarily due to rising home prices, but also due to our strategy of retaining a higher quality portfolio than we originate, with our non-performing assets to total assets ratio at a low 0.38 percent, down 30 percent since the end of the first quarter. It continues to be our belief that these metrics will revert to higher levels in the future as home price appreciation slows to more normal levels.”
“Our solid execution in the second quarter, including an improved efficiency ratio of 52 percent, provided a return on shareholders’ equity of 25 percent, up 19 percent from the first quarter of this year and the highest in the history of the Company, demonstrating the leverage and scalability of our business as we grow,” Perry said.
Commenting on mortgage banking results, IndyMac Bank’s newly appointed President, Richard H. Wohl, stated “IndyMac’s 56 percent year-over-year increase in mortgage market share reflects strong execution of our strategies to gain share through geographic, channel and product expansion. A significant portion of this increase was driven by our re-entry into the correspondent and conduit channels, which contributed 35 percent and our new reverse mortgage company, Financial Freedom, which contributed 13 percent. The remainder is driven primarily by consistent growth in our mortgage professional wholesale channel through a concerted effort to grow our sales force and customer base by expanding geographically.”
“Offsetting the strong growth in these channels, IndyMac’s consumer direct and indirect businesses reflected declines in mortgage production year over year, however they returned to profitability during the second quarter. The Company is in the process of refocusing this division with a more robust long-term strategy that is scalable and less dependent on the refinance cycles,” added Wohl.
“Besides the overall strong growth in mortgage production and market share, it is important to note that the credit quality of our quarterly loan production remains very high with combined loan-to-value ratios averaging 73 percent and average FICO scores of our borrowers at 705, very consistent with prior periods,” stated Wohl.

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“Given our strong second quarter results and the current mortgage industry forecasts published by the MBA, we are increasing our guidance for the full year 2005 to $4.62 per share,” commented Scott Keys, IndyMac’s Chief Financial Officer. “This forecast is up $0.27 per share from the $4.35 per share guidance provided in our April earnings release and reflects a 36 percent increase over our 2004 pro forma results,” continued Keys.
“Our forecast for the remainder of 2005 incorporates continued incremental margin compression but also strong production volumes given our diverse product mix, our successful market share expansion, and the strong execution that has driven our pipeline to record levels. In addition, within this forecast, the spread between short-term and long-term interest rates is assumed to continue to narrow with the 1-month LIBOR increasing from 3.33 percent at June 30 to 4.17 percent by year end and the 10-year Treasury increasing from 3.92 percent at June 30 to 4.29 percent by year end.”
“This EPS forecast is considered our best estimation in light of current market expectations for interest rates and industry volumes in 2005. However, the economy, interest rates, the market for single-family housing and our industry remain volatile and, as a result, our actual results could vary significantly from this forecast,” stated Keys.
The above forecast excludes the impact of the implementation of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, which requires the expensing of stock options. Given that the required implementation date of SFAS 123R has been delayed to fiscal years beginning after June 15, 2005, we do not expect to implement this standard until required on January 1, 2006.
Conference Call
On Thursday, July 28th, 2005, at 11:00 A.M. EDT (8:00 A.M. PDT), Michael W. Perry, Chairman and Chief Executive Officer, will host a live Webcast and conference call to discuss the results of the second quarter followed by a question and answer session. A slide presentation will accompany the Webcast/conference call and can be accessed along with IndyMac’s Form 10-Q via IndyMac Bank’s home page at www.indymacbank.com.

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If you would like to participate:
•	Internet Webcast Access is available at: http://www.indymacbank.com

•	The telephone dial-in number is (800) 500-0920, or (719) 457-2699 (international) access code #9178146; and

•	The replay number is (888) 203-1112, or (719) 457-0820 (international) access code #9178146
To participate on the call, please dial in 15 minutes prior to the scheduled start time. The conference call will be replayed continuously beginning two hours after the call on July 28th through August 3rd and will be available on IndyMac’s Website at www.indymacbank.com.
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IndyMac Bancorp, Inc. is the holding company for IndyMac Bank®, the largest savings and loan in Los Angeles County and the 10th largest nationwide (based on assets). Through its hybrid thrift/mortgage banking business model, IndyMac is in the business of designing, manufacturing, and distributing cost-efficient financing for the acquisition, development and improvement of single-family homes. IndyMac also provides financing secured by single-family homes to facilitate consumers’ personal financial goals and strategically invests in single-family mortgage-related assets.
IndyMac utilizes its award-winning e-MITS® technology platform to facilitate automated underwriting, risk-based pricing and rate lock of home loans on a nationwide basis at the point of sale. IndyMac provides mortgage products and services through various mortgage banking divisions and invests in certain of its mortgage loan production and mortgage servicing for long-term returns.
IndyMac Bank also offers a wide array of retail banking services, including deposits, competitive CD and money market accounts, and online bill payment services. IndyMac Bank is FDIC insured.
IndyMac’s total annualized return to shareholders of 24 percent for the period 1993 through June 30, 2005, under its current management team, has exceeded the comparable returns of 12 percent and 10 percent for the Dow Jones Industrial Average and S&P 500, respectively, for the same period.
For more information about IndyMac and its affiliates, or to subscribe to the Company’s Email Alert feature for notification of Company news and events, please visit our Website at www.indymacbank.com.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate, “ “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ
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materially from those projected in or contemplated by the forward-looking statements due to a number of factors, such as the effect of economic and market conditions, including industry volumes; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of IndyMac; the credit risks with respect to our loans and other financial assets; the impact of changes in financial accounting standards; the actions undertaken by both current and potential new competitors; the availability of funds from IndyMac’s lenders and from loan sales and securitizations, to fund mortgage loan originations and portfolio investments; the execution of IndyMac’s growth plans and ability to gain market share in a significant market transition; the impact of current, pending or future legislation, regulations or litigation; and other risk factors described in the reports that IndyMac files with the Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.
While all of the above items are important, the highlighted items represent those that, in management’s view, merit increased focus given current conditions.
The following table provides a reconciliation of IndyMac’s results on both a GAAP basis and on a pro forma basis excluding the SAB 105 adjustment. This table is provided to assist investors with an evaluation of the Company’s results in comparison to prior periods.
     Reconciliation of GAAP and Pro Forma Items

	June 30,		June 30,
	2004		2004
(Dollars in millions, except per share data)	Pro forma	Adjustments	GAAP
Net interest income after provision For loan losses	$104	$—	$104
Gain on sale of loans	118	(52)	66
Other income (loss)	(24)	—	(24)

Net revenues	198	(52)	146
Other expenses	108	—	108
Income taxes	35	(20)	15

Net earnings	$55	$(32)	$23

Diluted earnings per share	$0.90	$(0.52)	$0.38

CONTACT: IndyMac Bancorp, Inc.
Pam Marsh, 626/535-8465 pam.marsh@indymacbank.com
Meg Wade, 626/535-5905 meg.wade@indymacbank.com
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